Exhibit 99.3

March 14, 2012

Mr. William Andrew Hendricks, Jr.
3602 Biarritz Ct.
Houston, Texas 77082

Re: Employment with Patterson-UTI Energy, Inc. (“Patterson-UTI”).

Dear Andy:

As you know, we would be delighted for you to become the Chief Operating Officer of Patterson-UTI. This letter confirms the material terms of your employment with Patterson-UTI, as follows:

(1) Job Title. Your job title will be Chief Operating Officer.

(2) Start Date. Your start date will be determined by mutual agreement, but not later than April 24, 2012. I am pleased that you would like to start as soon as possible, and that you are targeting a start date of April 2, 2012.

(3) Compensation. Your base salary will be $450,000 per annum. Your discretionary target annual bonus amount for 2012 will be $800,000, which shall be determined by the Compensation Committee and paid at the same time in 2013 as other senior executives. Patterson-UTI will reimburse you for your COBRA costs until you are eligible to participate in Patterson-UTI’s medical plan.

(4) Starting Bonus. You will be paid a starting bonus of $275,000, which shall be payable promptly following the commencement of your employment.

(5) Employment Term. Your employment is at-will. You will receive a Severance Agreement, which provides, in essence, that in the event your employment is terminated by Patterson-UTI without cause at any time during the first three years of your employment by the Company, then you will be paid the sum of $750,000 within 30 days following such termination.

(6) Grant of Restricted Shares. The Chairman of the Compensation Committee has approved, subject to the approval of the full Committee, a grant to you on your start date of 100,000 shares of restricted stock. The restricted shares would vest in three installments: the first 33,333 shares vesting on April 24, 2013, the second 33,333 shares vesting on April 24, 2014, and the final 33,334 shares vesting on April 24, 2015. The award of the shares of restricted stock would be subject to the terms and conditions of the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, as amended, and your execution of the Company’s standard Restricted Stock Award Agreement for Executive Officers.

(7) Grant of Option. The Chairman of the Compensation Committee has approved, subject to the approval of the full Committee, a grant to you on your start date of an option to purchase 100,000 shares of Patterson-UTI common stock at a price per share equal to the closing price of Patterson-UTI common stock on that date. The option would vest as follows: 33,333 shares on April 24, 2013 and thereafter, 2,778 shares each month beginning on May 24, 2013 through the twenty-third monthly anniversary date from April 24, 2013, and 2,773 shares on the twenty-fourth monthly anniversary date from April 24, 2013. The option would be subject to the terms and conditions of the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, as amended, and your execution of the Company’s standard Option Award Agreement for Executive Officers.

(8) Employee Benefits. You shall have the right to participate in Patterson-UTI’s employee benefit plans available to its other senior executives.

(9) Indemnity. You will have an Indemnity Agreement in substantially the same form and substance as indemnity agreements provide by Patterson-UTI to its other senior executives.

(10) Change in Control. You will have a Change in Control Agreement in substantially the same form and substance as change in control agreements provided by Patterson-UTI to its other senior executives such as Doug Wall and me.

(11) Expenses. You shall receive reimbursement for reasonable expenses incurred by you while performing your job duties, in accordance with the policies and requirements established by Patterson-UTI from time to time.

Your appointment as Chief Operating Officer of Patterson-UTI is, of course, subject to approval by our Board of Directors, and the other terms are subject to formal approval by the full Compensation Committee. Please also note that the references in this letter to agreements and benefits being in form and substance as other executives are subject to modifications that may be necessary to comply with current laws and other guidelines.

As I have previously expressed to you, the entire management team is excited about the prospect of your joining our team, and we look forward to working with you.

Andy, please let me know, as soon as it is convenient for you, whether the terms set forth above are acceptable to you.

Very truly yours,

Mark S. Siegel

Chairman of the Board